Exhibit 10.17

FIRST AMENDMENT TO SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECURITY AGREEMENT (“Amendment”), dated as of April 8, 2014, is by and among NUVEL HOLDINGS, INC., a corporation organized under the laws of Florida (the “Company”), ALPHA CAPITAL ANSTALT, as collateral agent (in such capacity, together with its successors in such capacity, the “Agent”) for the Investors (as defined below) .

RECITALS:

A.           The Company issued and sold to certain investors (each an “Investor” and collectively, the “Investors”) the Company’s Secured Convertible Promissory Notes (each a “Secured Note” and collectively, the “Secured Notes”) originally issued in connection with the Company’s offering of up to $1,000,000 in Secured Notes, together with warrants granting the holders thereof the right to purchase a number of shares of the Company’s common stock in November 2012.

B.           To secure the Company’s obligations under and with respect to the Secured Notes, the Company, the Agent and the Investors signatory thereto entered into that certain Security Agreement dated on or about the date of the first Secured Note issued by the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

C.           Pursuant to Section 19(c) of the Security Agreement, the Company and the Investor holding a majority interest of the outstanding Secured Notes require that the Security Agreement be amended in certain respects.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

Section 1.1 Definitions.  Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Security Agreement.

ARTICLE 2

Amendments

Section 2.1 Amendments to Schedule B (Permitted Liens).  Effective as of the First Amendment Effective Date, Schedule B to the Security Agreement is hereby amended to add the following:

“Permitted Liens” shall include the following:

 (a) Liens upon the Company’s intellectual property in connection with a license, development, manufacturing or distribution transaction or other partnering arrangement; (b) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) carriers’, warehousemen’s, mechanic’s, material men’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) Liens created with respect to the financing of the purchase of new property in the ordinary course of the Company’s business up to the amount of the purchase price of such property; (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property; (h) Liens created before the date hereof as disclosed in the Reports; (i) Liens created or would be created to secure the repayment of the debt securities to be offered in the New Bridge Financing; and (j) Liens created or would be created to secure the repayment of the debt securities to be offered in the Qualified Financing.

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Section 2.2 Amendments to Section 1 (Definitions).  Effective as of the First Amendment Effective Date, Section 1 of the Security Agreement is hereby amended by adding the following definitions, each in appropriate alphabetical position:

“First Amendment Effective Date” means April 8, 2014.

“New Bridge Financing” means the offering of the Company’s secured convertible promissory notes issued or to be issued, together with certain warrants, to certain accredited investors on or before June 30, 2014 for aggregate gross proceeds of up to $1,000,000.

“Other Senior Liens” means, collectively: (i) Liens created or would be created to secure the repayment of the debt securities to be offered in the New Bridge Financing; and (iii) Liens created or would be created to secure the repayment of the debt securities to be offered in the Qualified Financing.

“Qualified Financing” means the offering of the Company’s secured convertible promissory notes to be issued, together with certain warrants, to certain accredited investors on or before September 30, 2014 for aggregate gross proceeds of at least $2,000,000.

Section 2.3 Amendments to Section 2 (Grant of Security Interest in Collateral). Effective as of the First Amendment Effective Date, Section 2 of the Security Agreement is hereby amended as follows:

As an inducement for the Secured Parties to extend the loans as evidenced by the Notes and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Debtor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Secured Parties a first priority security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral (a “Security Interest” and, collectively, the “Security Interests”), which shall be pari passu to the Other Senior Liens but senior to all other indebtedness of the Debtors except for the Permitted Liens.

Section 2.4 Amendment to Section 9 (Application of Proceeds).  Effective as of the First Amendment Effective Date, Section 9 of the Security Agreement is hereby amended to read in its entirety as follows:

As provided herein, all of the Collateral shall secure the Notes and the debt securities issued or to be issued in the New Bridge Financing and Qualified Financing on an equal and ratable basis, in accordance with the respective amounts in respect thereof then due and owing to the holders thereof. Therefore, the proceeds of any such sale, lease or other disposition of the Collateral hereunder or from payments made on account of any insurance policy insuring any portion of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, if any, to the reasonable attorneys’ fees and expenses incurred by the Collateral Agent in enforcing the Secured Parties’ rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations and the obligations that are or will be secured by the Other Senior Liens in each case equally and proportionally among the holders of the Notes and the notes issued or to be issued in the New Bridge Financing and the Qualified Financing in accordance with the respective amounts thereof then due and owing to each of such holders, and then to the payment of any other amounts required by applicable law, after which the Secured Parties shall pay to the applicable Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Debtors will be liable for the deficiency, together with interest thereon, at the rate of 18% per annum or the lesser amount permitted by applicable law (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Parties to collect such deficiency. To the extent permitted by applicable law, each Debtor waives all claims, damages and demands against the Secured Parties arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Secured Parties as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

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ARTICLE 3

Miscellaneous

Section 3.1 Ratifications.  The terms and provisions of this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Security Agreement, and except as expressly modified and superseded by this Amendment, the terms and provisions of the Security Agreement are ratified and confirmed and shall continue in full force and effect after giving effect to this Amendment.  The Company and the Agent agree that the Security Agreement, as amended hereby, shall continue to be legal, valid, binding, and enforceable in accordance with its terms.  The Company agrees that any and all liens and security interests granted under the Security Agreement continue to secure all of the Secured Obligations, including without limitation the obligations, indebtedness and liabilities of the Company under the Secured Notes, as amended.

Section 3.2 Waiver of Defaults and Default Interest Rate.  Agent, on behalf of the Investors, hereby agrees: (i) to waive any Events of Default that have occurred under the terms of the Security Agreement as of the date hereof (the “Defaults”); (ii) to waive any rights or remedies with respect to the Event of Defaults available under the Security Agreement.

Section 3.3 Representations and Warranties. The Company hereby represents and warrants to the Agent and the Investors that, as of the date of and after giving effect to this Amendment, the execution, delivery, and performance of this Amendment and any and all other documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of the Company and will not violate the Company’s organizational or constituent documents.

Section 3.4 Reference to Security Agreement.  The Security Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Security Agreement, as amended hereby, are hereby amended so that any reference to the Security Agreement in such agreements, documents, and instruments, whether direct or indirect, shall be a reference to the Security Agreement as amended hereby

Section 3.5 Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 3.6 Applicable Law.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 3.7 Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the Company and the Agent and their respective successors and assigns, except that the Company shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and the holders of a majority of the then outstanding principal amount of the Secured Notes.

Section 3.8 Counterparts.  This Amendment may be executed in one or more counterparts, and on telecopied or other electronically transmitted counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

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Section 3.9 Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment. A telecopy or other electronic transmission of any executed counterpart shall be deemed valid as an original.

Section 3.10 Entire Agreement.  This Amendment, the Secured Notes (as amended to date) and all other instruments, documents, and agreements executed and delivered in connection herewith and therewith embody the final, entire agreement among the Company, the Agent and the holders of the Secured Notes, and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating hereto or thereto, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties.  There are no unwritten oral agreements among the parties.

[Remainder of page intentionally blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY:

NUVEL HOLDINGS, INC.

By: /s/   Jay Elliot
Name:    Jay Elliot
Title:      Chairman

AGENT:

ALPHA CAPITAL ANSTALT.

By:  /s/   ____________________________
Name:     ____________________________
Title:       ____________________________

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